UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 7, 2013

Lenco Mobile Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-53830	75-3111137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2025 First Avenue, Suite 320, Seattle, Washington	98121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 467-5343

100 South King Street, Seattle, Washington
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)       Resignation of Certain Officers

On March 7, 2013, Robert Chiumento resigned as the Company's General Manager of the Americas and Jonathan Fox resigned as the Company's President of Africa Operations.

(c)       Appointment of Certain Officers

On March 7, 2013, Srinivas Kandikattu was appointed by the Board of Directors as the Company's Chief Operating Officer. Prior to his appointment, Mr. Kandikattu served as Chief Technology Officer of the Company, a position that he held since December 2011. Mr. Kandikattu joined the Company following the Company's purchase of Archer USA Inc. (formerly iLoop Mobile Inc.), where Mr. Kandikattu had served as Vice President, Chief Technology Officer since 2006. Mr. Kandikattu was senior development manager at IBM from 2005 to 2006. Prior to IBM, he held technical and management roles at Siebel Systems from 2001 to 2006. Mr. Kandikattu holds a BS degree from JNTU Hyderabad, India.

In connection with his appointment, on March 11, 2013, Mr. Kandikattu was granted an option under the Company's 2012 Incentive Plan to purchase up to 1,000,000 shares of the Company's common stock at an exercise price of $0.03 per share, the closing price of the stock on the day preceding the grant. The option has a term of 10 years and will vest annually based on achievement of performance targets established by the Compensation Committee of the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lenco Mobile Inc.

Dated: March 25, 2013	By: /s/ Christopher Dukelow
Christopher Dukelow
Chief Financial Officer